Real Estate Executive Joins Alico

LaBelle, FL, July 12, 2006—Alico, Inc. (NASDAQ:ALCO), a leading landholder and one of Florida’s best known agribusiness companies, is pleased to announce it has hired Mr. Michael Rosen as the Vice-President of Real Estate.

Mr. Rosen gives Alico extensive experience, deep knowledge and substantial contacts in real estate and land development. He was most recently the Vice-President and Business Unit Manager of DiVosta Homes, a subsidiary of Pulte Home Builders. During his considerable real estate career, he has been responsible for several significant developments in the Southwest Florida region and has wide-ranging experience in entitling development properties.

Mr. Rosen will report to John R. Alexander, Alico’s Chairman and Chief Executive Officer, and will work with senior management and the Board of Directors to enhance the planning and strategic positioning of all Company owned land. He will also oversee the entitlement of the Company’s land assets identified for development.

According to Mr. Alexander, “Alico is very pleased to gain the knowledge and experience of Mr. Rosen, and we look forward to his strategic management of our real estate assets. We believe Michael’s addition to our management team will help fulfill the Company’s long-term vision and strategic goals.”

About Alico, Inc.

Alico, Inc., an agribusiness company operating in Central and Southwest Florida, owns approximately 136,000 acres of land in Collier, Hendry, Lee and Polk counties and is involved in various operations and activities including citrus fruit production, cattle ranching, sugarcane, sod production, and forestry. Alico also leases land for farming, cattle grazing, recreation and oil exploration. Alico intends to grow its asset values and earnings through enhancements to its agricultural businesses and proactive management of its real estate holdings.

For further information Contact: John R. Alexander, LaBelle, Florida

Statements in this press release that are not statements of historical or current fact constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other unknown factors that could cause the actual results of the Company to be materially different from the historical results or from any future results expressed or implied by such forward-looking statements. The forward-looking statements contained herein are also subject generally to other risks and uncertainties that are described from time to time in the Company’s reports and registration statements filed with the Securities and Exchange Commission.